Exhibit 23.2

Fisher Hoffman PKF	FISHER HOFFMAN PKF (JHB) Inc.

(REG. NO. 1994 001165/21)
CHARTERED ACCOUNTANT (SA)
REGISTERED ACCOUNTANTS/AUDITORS

FHS House 15 Carlton Road
Parktown 3193 South Africa

Postne Suite 200
Private Bag X30500 Houghton 2041

Email info@fhpkfjhb.co.za
Website www.fhpkf.co.za
Docex 135, Jhb
Fax (+27 11 484-1721
Telephone (+27 11 480-2300

6 May 2004

The Directors
Net1 UEPS Technologies Inc
5th Floor, North Wing
President Place
Cnr Jan Smuts & Bolton Road
ROSEBANK

Dear Sirs

INDEPENDENT AUDITORS’ CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and the related Proxy Statement/Prospectus of Net1 Technologies Inc for the registration of shares of its common stock and special convertible preferred stock.

Yours faithfully

/s/ Fisher Hoffman PKF (Jhb) Inc.

FISHER HOFFMAN PKF (JHB) INC.

Directors: IG Abbott, A. Berkowitz, JM Burowitz, G Chaitowitz, DA Church, JA Craner, EE du Plassis, SS Gameo, N Geldenhuvs, AJ Hannington, WJ Impy, PJ Katzenellenbogen, FH Kluever, RJ Lawson, IM Lipworth, VH Potgister

Practising consultants:    Dr. RJE Beale, RC Hoffman, A van den Berg, J Ware       Consultants:    Dr. L Kenar, DL Rosa

Fisher Hoffman PKF is a member firm of PKF International Limited. The regional network of Independent financial services providers practising under the title of “Fisher Hoffman PKF” are separate incorporated entities and practise entirely independently of each other in Bloomfenstein, Cape Town, Durban, Johannesburg, Newlands, Fort Elizabeth, Pretorie, Welkom, Botswana, Namibia and Swaziland.